Exhibit 5.1

Tel-Aviv, June 3, 2025

TAT Technologies Ltd.
5 Hamelacha St.
Netanya, Israel 4250540

Ladies and Gentlemen:

This opinion is furnished to you in connection with (i) the sale by FIMI Israel Opportunity V, Limited Partnership and FIMI Opportunity V, L.P. (together, the “FIMI Funds”) of 2,525,000 ordinary shares, no par value per share (“Ordinary Shares”), of TAT Technologies Ltd. (the “Company” and such shares, the “Secondary Shares”), and (ii) the issuance and sale by the Company to the Underwriters of 1,625,000  Ordinary Shares (the “Firm Primary Shares”), and up to an additional 622,500 Ordinary Shares exercisable pursuant to an option granted by the Company and the Selling Shareholders to the Underwriters (the “Option Shares” and together with the Firm Primary Shares and the Secondary Shares, the “Shares”), each pursuant to that certain Underwriting Agreement, dated May 29, 2025, by and among the Company, the Selling Shareholders and Stifel, Nicolaus & Company, Incorporated and Truist Securities, Inc., as representatives of the several underwriters named therein, and pursuant to the Company’s Registration Statement on Form F-3 (File No. 333-286699) (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including the accompanying prospectus included therein (the “Prospectus”), and the prospectus supplement, dated May 29, 2025 (the “Prospectus Supplement”) (the “Offering”).

As Israeli counsel to the Company in connection with the Offering, we have examined: (i) the Registration Statement, (ii) the Prospectus, (iii) the Prospectus Supplement, (iv) the amended and restated articles of association of the Company, as amended and as currently in effect, (v) resolution(s) of the board of directors of the Company and committees thereof that relate to the Registration Statement, and the actions to be taken in connection thereto, and (vi) such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purpose of our opinion.

Upon the basis of such examination, we are of the opinion that (i) the Primary Shares have been duly authorized for issuance, and when issued and sold in the manner contemplated by the Prospectus Supplement and the Prospectus, will be validly issued, fully paid and nonassessable, and (ii) the Secondary Shares have been duly authorized and are validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the headings “Legal Matters” and “Enforceability of Civil Liabilities” in the Prospectus Supplement and the Prospectus.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, /S/ Naschitz, Brandes, Amir & Co., Advocates Naschitz, Brandes, Amir & Co., Advocates